Exhibit 10.2
PENTON MEDIA, INC.
SENIOR MANAGERS — SALE BONUSES
     The Board has previously determined that the Corporation should explore strategic alternatives, including a sale of the Corporation. Consequently, the Compensation Committee, comprised of members of the Board, has recommended that the Corporation establish an arrangement to compensate certain senior managers of the Corporation (see tables below) with sale bonuses, in the event that the strategic process is not terminated by the Board, and results in a sale of the Corporation (which may include a sale of a controlling interest in the Corporation).
     The Corporation will pay the following individual a cash bonus if the strategic process results in a sale of the Corporation:

Name	Sale Bonus
David Nussbaum	$400,000
     The Corporation will pay a variable cash bonus to the following individuals if the strategic Process results in a sale of the Corporation:
     Darrell Denny
     Eric Shanfelt
     Jim Ogle
     Preston Vice
     The variable cash bonus paid to the above individuals will be based on the sale proceeds distributable to holders of the Corporation’s Series C Preferred Stock and common stock that result from the sale of the Corporation as outlined in the following bonus schedule:

Equity proceeds from sale of company	Sale Bonus
Less than $135,000,000	$25,000
$135,000,000 or more but less than $145,000,000	$50,000
$145,000,000 or more but less than $185,000,000	$100,000
$185,000,000 or greater	$150,000